Exhibit 99.1

RISK FACTORS

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Risks Related to Our Industry

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One of our strategies is to increase our originations and servicing of GSE mortgages (including through acquisitions or third party relationships), which could expose us to additional risks.

One of our strategies is to increase originations of mortgages, as well as servicing of mortgages, that are GSE-backed mortgages. There are a number of risks that we could be exposed to as we effectuate this strategy:

•	In February 2012, the Federal Housing Finance Agency issued a report to Congress outlining various options for long-term reform of Fannie Mae and Freddie Mac. These options involve gradually reducing the role of Fannie Mae and Freddie Mac in the mortgage market and ultimately winding down both institutions such that the private sector provides the majority of mortgage credit. We believe these options are likely to result in higher mortgage rates in the future, which could have a negative impact on the mortgage originations business and on mortgage servicing.

•	There are federal and state legislative and agency initiatives that could, once fully implemented, adversely affect this business. For instance, the risk retention requirement under the Dodd-Frank Act requires securitizers to generally retain a minimum beneficial interest in mortgage-backed securities they sell through a securitization. Once implemented, the risk retention requirement may result in higher costs of certain originations operations and impose additional compliance requirements to meet servicing and originations criteria for qualified residential mortgages. Lastly, certain proposed federal legislation would permit borrowers in bankruptcy to restructure mortgage loans secured by primary residences. Bankruptcy courts could, if this legislation is enacted, reduce the principal balance of a mortgage loan that is secured by a lien on mortgaged property, reduce the mortgage interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan. Any of the foregoing could also reduce the profitability of residential loans currently serviced by us or adversely affect our ability to sell mortgage loans originated by us or increase delinquency rates and, as a result, could adversely affect our business, financial condition or results of operations. In addition, the cost of servicing an increasingly delinquent residential loan portfolio may rise without a corresponding increase in servicing compensation.

•	Delinquency rates can have a significant impact on our revenues and our expenses and the value of our MSRs. For example, an increase in delinquencies may result in lower revenues because, for some GSE business, we may only collect servicing fees for performing loans. Additionally, while increased delinquencies generate higher ancillary fees, including late fees, these fees are not likely to be recoverable in the event that the related loan is liquidated. In addition, an increase in delinquencies lowers the interest income we receive on cash held in collection and other accounts. Delinquencies can also increase our liability for servicing advances, as we may be required to advance certain payments early in a delinquency, and impact our liquidity. An increase in delinquencies will result in a higher cost to service due to the increased time and effort required to collect payments from delinquent borrowers. If we acquire portfolios of MSRs, the price we pay will depend on, among other things, our projections of the cash flows from the related pool of mortgage loans. Our expectation of delinquencies is a significant assumption underlying those cash flow projections. If delinquencies were significantly greater than expected, the estimated fair value of MSRs we acquire could be diminished. If the estimated fair value of MSRs is reduced, we could suffer a loss, which has a negative impact on our financial results and the benefits we would get from acquisitions.

•	Loans that are GSE backed tend to be issued to higher quality borrowers with lower loan-to-value ratios. Accordingly, these borrowers can usually prepay such loans with ease through refinancings when mortgage rates decrease. Such prepayments will reduce the size of our MSR portfolio and our future servicing revenue. We make assumptions about prepayment rates, but such assumptions could be incorrect, or could be rendered incorrect through changes in interest rates. We may seek to hedge such risk but may be unsuccessful.

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In connection with loans that we originate, we expect to generally sell or securitize such loans to finance our future operations. In connection with the sale of mortgage loans, originators must make various representations and warranties concerning such loans that, if breached, require the originator to repurchase such loans or indemnify the purchaser of such loans for actual losses incurred in respect of such loans. These representations and warranties vary based on the nature of the transaction and the purchaser’s or insurer’s requirements but generally pertain to the ownership of the mortgage loan, the real property securing the loan and compliance with applicable laws and applicable lender and GSEs underwriting guidelines in connection with the origination of the loan. The aggregate unpaid principal balance of loans sold or serviced by us (or the UPB of certain portfolios that we may buy in future acquisitions) represents the maximum potential exposure related to loan repurchase and indemnification claims, including claims for breach of representation and warranty provisions. Due, in part, to elevated mortgage payment delinquency rates and declining housing prices, originators have experienced, and may in the future continue to experience, an increase in loan repurchase and indemnification claims due to actual or alleged breaches of representations and warranties in connection with the sale or servicing of mortgage loans. The estimation of our loan repurchase and indemnification liability is subjective and based upon our projections of the future incidence of loan repurchase and indemnification claims, as well as loss severities. Given these trends, losses incurred in connection with such actual or projected loan repurchase and indemnification claims may be in excess of our estimates (including our estimate of liabilities we will assume in an acquisition and factor into our purchase price), and we may be required to increase such reserves and may sustain additional losses associated with such loan repurchase and indemnification claims in the future. Accordingly, increases to our reserves and losses incurred by us in connection with actual loan repurchases and indemnification payments in excess of our reserves could have a material adverse effect on our business, financial position, results of operations or cash flows.

•	As we increase our servicing of mortgages, particularly GSE-backed mortgages, we may incur liability that is the result of errors or violations of law attributable to prior servicers. Although we seek to minimize our exposure to such liabilities by obtaining indemnification from former owners of MSRs, there is no assurance that such indemnification, even if obtainable, enforceable and collectible, will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from a particular acquisition. Furthermore, there is no assurance that any such indemnification will cover losses resulting from claims that may be asserted against us by a GSE with respect to errors or violations that occurred prior to a particular acquisition by us.

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Risks Related to Our Business

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If our estimated liability with respect to interest curtailment obligations arising out of servicing errors by RMS is inaccurate, or additional errors are found, and we are required to record additional material amounts, there may be an adverse impact on our results of operations or financial condition.

Subsequent to the completion of the acquisition of RMS, we discovered a failure to record certain estimated liabilities to investors relating to servicing errors by RMS. FHA regulations provide that servicers meet a series of event-specific timeframes during the default, foreclosure, conveyance, and mortgage insurance claim cycles. Failure to timely meet any processing deadline may stop the accrual of debenture interest otherwise payable in satisfaction of a claim under the FHA mortgage insurance contract and the servicer may be responsible for making the investor whole for any interest curtailment due to not meeting the required event-specific timeframes. On June 6, 2013, we announced that we will be filing restatements of certain previously filed historical financial information of RMS as a result of these matters. These restatements were subsequently filed on September 24, 2013. As of September 30, 2013, the Company has established a curtailment obligation liability of $52.9 million related to the foregoing which reflects management’s best estimate of the probable lifetime claim. The curtailment liability is recorded in payables and accrued liabilities in the consolidated balance sheet. The Company assumed $46.0 million of this liability through the acquisition of RMS, which resulted in a corresponding offset to goodwill and deferred tax assets. The Company also recorded a provision related to the curtailment liability of $1.0 million and $7.0 million during the three and nine months ended September 30, 2013, respectively, which is included in general and administrative expense in the consolidated statements of comprehensive income. The Company has potential financial statement exposure for an additional $142.2 million related to similar claims, which are reasonably possible, but which the Company believes are the responsibility of third parties (e.g., prior servicers and/or investors). The Company’s potential exposure to this additional risk relates to the possibility that such third parties may claim that the Company is responsible for the servicing liability or that the Company exacerbated an existing failure by the third party. The actual amount, if any, of this exposure is difficult to estimate and requires significant management judgment as curtailment obligations are an emerging industry issue. Because of the uncertainty in the ultimate resolution of these matters as well as uncertainty in regards to the estimate underlying the curtailment obligation liability, there are potential financial statement exposures in excess of the recorded liability that are considered reasonably possible. In addition, we cannot assure you that we will not discover additional errors, that this will not recur in the future, that future financial reports will not contain material misstatements or omissions, or that future restatements will not be required. Likewise, these matters might continue to cause a diversion of our management’s time and attention. In addition, errors made by prior servicers resulting in curtailment liabilities are generally indemnified or directly retained by the prior servicer. Although somewhat insulated from exposure to prior servicer errors, there is potential risk of loss in certain circumstances, and we can give no assurance that any indemnification that we receive from a prior servicer will ultimately be obtainable, enforceable and collectible, or will be sufficient in amount, scope or duration to fully offset the possible liabilities from an acquisition of MSRs. Given uncertainty surrounding the likelihood of this exposure, a range of possible loss cannot be estimated at this time. To the extent we are required to record additional amounts as liabilities, there may be an adverse impact on our results of operations or financial condition. In addition, during 2013, HUD announced certain changes to the HECM reverse mortgage program that have impacted the reverse mortgage products available to borrowers and have created new regulatory requirements, with additional program changes that may become effective in January 2014. The full impact of these regulatory developments remains uncertain and any resulting adverse business trends could negatively impact the assumptions used in assessing the Reverse Mortgage segment goodwill for impairment.

On October 2, 2013, the Company received a subpoena from the HUD Office of Inspector General requesting documents and other information concerning (i) the curtailment of interest payments on HECM loans serviced or sub-serviced by RMS and (ii) RMS’ contractual arrangements with a third party vendor for the management and disposition of real estate owned properties. The Company is responding to the subpoena and at this stage does not have sufficient information to make an assessment of the outcome or impact of HUD’s investigation.

The circumstances which gave rise to the review of interest curtailment obligations and our announced restatement relating thereto continue to create the risk of litigation against us, which could be expensive and could damage our business.

As described in more detail below under “Business—Legal Proceedings,” the Company and certain of our officers and directors were named as defendants in a putative shareholder class action lawsuit. In addition, there is risk that other actions and claims could be filed against us and certain current or former officers and directors based on allegations relating to the failure to record certain estimated liabilities relating to interest curtailment obligations at RMS and the associated restatement adjustments, or based on the alleged failure to self-curtail under federal regulations. We may incur substantial defense costs with respect to existing and potential future claims, regardless of their outcome.

No assurance can be given regarding the outcomes of any litigation, claim or other disputes. The resolution of any such matters may be time consuming, expensive, and may distract management from the conduct of our business. Furthermore, if we are subject to adverse findings in litigation, we could be required to pay damages or penalties or have other remedies imposed, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial information of the Company and RMS, and the historical abbreviated financial information of ResCap, and has been prepared to reflect (i) the proposed offering of the notes, the $200 million Incremental Borrowing under the Existing Secured Credit Agreement, for which we have received commitments and which we would incur if certain potential MSR acquisitions are signed and close before the closing of this offering, the Concurrent Financing Transaction and the use of proceeds therefrom to repay outstanding indebtedness under the Existing Secured Credit Agreement and to purchase MSRs pursuant to certain letters of intent, which may, however, not close until after this offering or at all (collectively, the “Transactions”), (ii) the impact of the acquisition of RMS on November 1, 2012 by a wholly-owned subsidiary of the Company, and the acquisition of Certain Servicing and Origination Operations of ResCap on January 31, 2013 (collectively, the “Previous Acquisitions”), (iii) the BANA MSR Asset Acquisition and (iv) the equity and convertible debt offerings of October 2012, the refinancing of the Company’s secured credit facilities in November 2012, and the expansion of the November 2012 secured credit facilities in January 2013, June 2013 and July 2013 (collectively, the “Previous Transactions” and, together with the Transactions, the “Pro Forma Transactions”) . The pro forma information has been calculated using assumed interest rates for the notes and the New Secured Credit Facilities. The pro forma data in the unaudited pro forma condensed combined balance sheet as of September 30, 2013 assumes the Transactions and the remaining MSRs and advances to be acquired as part of the BANA MSR Asset Acquisition had occurred on September 30, 2013 (the other Pro Forma Transactions occurred prior to such date and are already reflected in our historical balance sheet). The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 assume that the Pro Forma Transactions had occurred on January 1, 2012.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Transactions, or in the case of the pro forma condensed combined statements of operations, the Pro Forma Transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements, abbreviated financial statements and accompanying notes:

•	audited historical consolidated financial statements of the Company for the year ended December 31, 2012, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference herein;

•	unaudited historical interim condensed consolidated financial statements of the Company as of, and for the nine months ended September 30, 2013 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 incorporated by reference herein;

•	audited statement of assets to be acquired and liabilities assumed (a component of Residential Capital, LLC) as of December 31, 2012 and 2011 and audited statements of revenues and direct operating expenses of certain servicing and origination operations (a component of Residential Capital, LLC) for the three years in the period ended December 31, 2012 and the related notes included as exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed on September 24, 2013 incorporated by reference herein; and

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audited consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from November 1, 2012 to December 31, 2012 and the consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from January 1, 2012 to October 31, 2012 for Reverse Mortgage Solutions,

Inc. and Subsidiaries and related notes included as exhibit 99.4 to the Company’s Current Report on Form 8-K/A filed on September 24, 2013 incorporated by reference herein.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Pro Forma Transactions been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Transactions, including, but not limited to, synergies or revenue enhancements arising from the Previous Acquisitions. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2013

(In thousands)

		Pro Forma Adjustments
	Walter Investment	MSR Purchases		Incremental Secured Credit Facility		Notes Offering		Concurrent Financing Transaction		Pro Forma Condensed Combined
ASSETS:
Cash and cash equivalents	$405,355	$(370,729	) A	$200,000	B	$490,000	C	$(440,424	) D	$284,202
Restricted cash and cash equivalents	922,522	—		—		—		—		922,522
Residential loans at amortized cost, net	1,417,020	—		—		—		—		1,417,020
Residential loans at fair value	10,172,160	—		—		—		—		10,172,160
Receivables, net	253,959	—		—		—		—		253,959
Servicer and protective advances, net	1,186,066	146,867	A	—		—		—		1,332,933
Servicing rights, net	1,189,078	341,395	A	—		—		—		1,530,473
Goodwill	659,055	—		—		—		—		659,055
Intangible assets, net	130,045	—		—		—		—		130,045
Premises and equipment, net	154,650	—		—		—		—		154,650
Other assets	317,389	—		—		10,000	C	(2,726	) D	324,663

Total assets	$16,807,299	$117,533		$200,000		$500,000		$(443,150)		$17,181,682

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Payables and accrued liabilities	$549,702	$—		$—		$—		$(1,500	) D	$548,202
Servicer payables	851,231	—		—		—		—		851,231
Servicing advance liabilities	834,160	117,533	A	—		—		—		951,693
Debt	3,269,710	—		200,000	B	500,000	C	(431,626	) D	3,538,084
Mortgage-backed debt	1,939,082	—		—		—		—		1,939,082
HMBS related obligations at fair value	8,132,753	—		—		—		—		8,132,753
Deferred tax liability, net	79,293	—		—		—		(3,110	) D	76,183

Total liabilities	15,655,931	117,533		200,000		500,000		(436,236)		16,037,228
Stockholders’ equity:
Preferred stock	—	—		—		—		—		—
Common stock	370	—		—		—		—		370
Additional paid-in capital	574,784	—		—		—		—		574,784
Retained earnings (deficit)	575,775	—		—		—		(6,914	) D	568,861
Accumulated other comprehensive income	439	—		—		—		—		439

Total stockholders’ equity	1,151,368	—		—		—		(6,914)		1,144,454

Total liabilities and stockholders’ equity	$16,807,299	$117,533		$200,000		$500,000		$(443,150)		$17,181,682

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(in thousands, except per share data)

	Historical	Pro Forma Adjustments
	Nine Months Ended September 30, 2013	ResCap Acquisition		MSR Purchases		Incremental Secured Credit Facilities		Notes Offering		Concurrent Financing Transaction		Pro Forma Condensed Combined
	Walter Investment
Revenues:
Net servicing revenue and fees	$613,046	$—		$—		$—		$—		$—		$613,046
Net gains on sales on loans	468,104	—		—		—		—		—		468,104
Interest income on loans	109,396	—		—		—		—		—		109,396
Net fair value gains on reverse loans and related HMBS obligations	93,995											93,995
Insurance revenue	64,480	—		—		—		—		—		64,480
Other revenues	50,639	—		—		—		—		—		50,639

Total revenues	1,399,660	—		—		—		—		—		1,399,660

Expenses:
Salaries and benefits	402,268	—		—		—		—		—		402,268
General and administrative	341,595	(3,019	) U	(154	) U			—		—		338,422
Interest expense	197,449	—		—		19,436	S	10,677	T	(8,036	) P	219,526
Depreciation and amortization	51,704	586	N	—		—		—		—		52,290
Provision for loan losses	2,366	—		—		—		—		—		2,366
Other expenses	5,267	—		—		—		—		—		5,267

Total expenses	1,000,649	(2,433)		(154)		19,436		10,677		(8,036)		1,020,139

Other Gains:
Other net fair value gains	6,902	—		—		—		—		—		6,902

Total other gains	6,902	—		—		—		—		—		6,902

Income (loss) before income taxes	405,913	2,433		154		(19,436)		(10,677)		8,036		336,423
Income tax (expense) benefit	(162,243)	(973	) Q	(62	) Q	7,774	Q	4,274	Q	(3,214	) Q	(154,447)

Net income (loss)	$243,670	$1,460		$92		$11,662		$(6,406)		$4,822		$231,976

Weighted average shares outstanding:
Basic	36,926											36,926
Diluted	37,634											37,634

Earnings per share:												R
Basic	$6.49											$6.28
Diluted	6.37											6.16

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(In thousands, except per share data)

	Historical					Pro Forma Adjustments
	Year Ended December 31, 2012		Ten Months Ended October 31, 2012	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facilities		MSR Purchases		ResCap Acquisition		Notes Offering		Concurrent Financing Transaction		Pro Forma Condensed Combined
	Walter Investment	ResCap (Abbreviated)	RMS
		E	F
Revenues:
Net servicing revenue and fees	368,509	13,999	26,773	—		(1,020	) I	—		—		—		—		—		—		408,261
Interest income on loans	154,351	—	28	—		—		—		—		—		—		—		—		154,379
Insurance revenue	73,249	—	—	—		—		—		—		—		—		—		—		73,249
Net gains on sales of loans	648	40,818	—	—		—		—		—		—		—		—		—		41,466
Net fair value gains on reverse loans and related HMBS obligations	7,280	—	20,380	—		9,791	J	—		—		—		—		—		—		37,451
Other revenues	19,771	90,077	5,397	—		—		—		—		—		—		—		—		115,245

Total revenues	623,808	144,894	52,578	—		8,771		—		—		—		—		—		—		830,051

Expenses:
Salaries and benefits	230,107	53,293	20,782	—		—		—		—		—		—		—				304,182
Interest expense	179,671	—	3,941	(8,077	) G	—		10,958	K	76,181	L	24,476	M	—		14,236	O	(10,714	) P	290,672
General and administrative	136,236	95,732	22,609	—		(2,801	) H	—		—		—		(197	) H	—		—		251,579
Depreciation and amortization	49,267	—	501	—		5,280	I	—		—		—		7,034	N	—		—		62,082
Provision for loan losses	13,352	—	1,836	—		(1,836	) J	—		—		—		—		—		—		13,352
Other expenses	9,267	—	—	—		—		—		—		—		—		—		—		9,267

Total expenses	617,900	149,025	49,669	(8,077)		643		10,958		76,181		24,476		6,837		14,236		(10,714)		931,134

Other Gains (Losses):
Other net fair value gains	7,220	—	—	—		—		—		—		—		—		—		—		7,220
Losses on extinguishments	(48,579)	—	—	—		—		—		—		—		—		—		—		(48,579)

Total other gains (losses)	(41,359)	—	—	—		—		—		—		—		—		—		—		(41,359)

Income (loss) before income taxes	(35,451)	(4,131)	2,909	8,077		8,128		(10,958)		(76,181)		(24,476)		(6,837)		(14,236)		10,714		142,442

Income tax (expense) benefit	13,317	—	(1,311)	(3,231	) Q	(3,251	) Q	4,383	Q	30,472	Q	9,790	Q	4,387	Q	5,694	Q	(4,286	) Q	55,964

Net income (loss)	(22,134)	(4,131)	1,598	4,846		4,877		(6,575)		(45,709)		(14,686)		(2,450)		(8,542)		6,428		(86,478)

Weighted average shares outstanding:																				—
Basic	30,397			5,580		742														36,719
Diluted(1)	30,397			5,580		742														36,719

Loss per share:																				R
Basic	(0.73)																			(2.36)
Diluted	(0.73)																			(2.36)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS and the abbreviated financial information of Certain Servicing and Originations Operations of ResCap. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Previous Acquisitions will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS or Certain Servicing and Origination Operations of ResCap.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Pro Forma Transactions, and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Pro Forma Transactions that are factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude transaction costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the Pro Forma Transactions are based on estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Pro Forma Transactions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

Certain amounts in RMS’s and ResCap’s historical statements of operations have been conformed to Walter Investment’s presentation.

2. Pro Forma Adjustments

A.	Reflects the remaining MSRs and advances of $8.2 million and $58.2 million, respectively to be acquired by the Company associated with the BANA MSR Asset Acquisition on January 31, 2013 and MSRs of $333.2 million and advances of $88.7 million relating to the Transactions. The Company expects to acquire the MSRs relating to the BANA MSR Asset Acquisition with cash on hand and to finance the advances relating to the BANA MSR Asset Acquisition with cash on hand for 20% of the purchase price and 80% through availability under existing servicing advance facilities. The Company expects to finance the MSRs and advances relating to the Transactions with $350.9 million in cash from a portion of the proceeds from the Incremental Borrowing, the Concurrent Financing Transaction and from cash on hand and an additional $71.0 million through availability under the existing service advance facilities.

B.	This pro forma adjustment represents $200.0 million of incremental borrowings under our existing first lien term loan to provide funds for the purchase of MSRs in the Transactions, in the event that the New Secured Credit Facilities are not entered into, and the offering of the notes is not completed, prior to the closing of the Transactions.

C.	This pro forma adjustment assumes proceeds from the issuance of the notes of $490.0 million and utilization of all of those proceeds to pay down our existing first lien term loan. The estimated debt issuance costs are $10.0 million. These costs are reflected as deferred issuance costs within other assets in the pro forma condensed combined balance sheet. Generally accepted accounting principles may require different presentation, based on whether the fees are considered as paid to creditors or third parties, which would impact their classification on the balance sheet.

D.	This pro forma adjustment represents the refinancing and repayment of the Company’s existing first lien term loan with the new first lien term loan and with proceeds from the issuance of the notes in C above. After consideration of the borrowings of $200.0 million under our existing first lien term loan as discussed in B above, the Company expects to have $1,905.4 million of borrowings under this facility. The Company expects to refinance the Existing Secured Credit Agreement with a new first lien term loan totaling $1.5 billion after using $490.0 million of proceeds from the issuance of the notes to partially repay the facility and provide $49.6 million in cash and cash equivalents. The Company estimates that there will be a discount of 1% relating to the new first lien term loan, of $15.0 million, and transaction-related fees and expenses totaling $20.0 million. Of the $20.0 million of fees and expenses, $15.0 million represents estimated fees to creditors, which are reflected as an original issue discount. Of the remaining $5.0 million; $3.8 million of fees represent estimated third party costs relating to the first lien term loan refinancing which will be expensed as incurred and $1.2 million represents estimated third party costs relating to the notes offering, but being paid from the first lien term loan proceeds, which will be deferred and amortized. Actual results as required by generally accepted accounting principles may differ materially from the results presented, based on whether or not the refinancing is accounted for as a modification or an extinguishment of debt, which would impact the treatment for debt issue costs. The tax benefit of all expensed amounts at an assumed rate of 40% has been included as an increase of retained earnings and a decrease in deferred tax liability, net, relating to the write-offs of deferred issuance costs and original issue discount of the existing first lien term loan and a decrease in payables and accrued liabilities relating to the fees expensed for the new first lien term loan in the pro forma condensed combined balance sheet.

E.	Reflects the balances per the historical Statements of Revenues and Direct Expenses for Certain Servicing & Origination Operations, a component of ResCap, for the year ended December 31, 2012, as reclassified to conform to the Company’s presentation.

F.	Reflects the balances per the historical consolidated statements of operations of RMS for the ten months ended October 31, 2012, as reclassified to conform to the Company’s presentation.

G.	Reflects the elimination of interest expense, including the amortization of associated discounts and deferred issuance costs, related to the second lien senior secured term loan and the recording of interest including the amortization of associated discounts and deferred issuance costs, on the convertible senior subordinated notes with a 4.50% interest rate.

H.	Total acquisition-related transaction costs estimated to be incurred by the Company are $6.2 million, of which $3.0 million had been incurred as of December 31, 2012 and $3.2 million are remaining to be incurred. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Transaction costs incurred during the year ended December 31, 2012 of $3.0 million are reflected as a reduction to general and administrative expenses within the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

I.	Reflects the estimated impact on depreciation and amortization for the fair value adjustments for premises and equipment, servicing rights and identified intangible assets using an estimated remaining useful life range of one and a half to ten years.

J.	Reflects the impact of the Company’s policy election to account for the RMS reverse loans and Home Equity Conversion Mortgage-Backed Securities, or HMBS, related obligations under the fair value option subsequent to the closing of the acquisition. The adjustments necessary to convert to the fair value option include (a) removing the provision for loan losses and (b) recording the changes in fair value of the reverse loans and HMBS related obligations. Future changes in fair value will be recorded in net fair value gains on reverse loans and related HMBS obligations in the consolidated statement of operations.

K.

Reflects the increase in interest expense and the amortization of the associated discount and deferred issuance costs related to the November 2012 senior secured credit facility refinancing, which raised the principal balance by $275 million and reduced the interest rate by 2.0%. An increase of 0.25% per annum related to the interest rate on the senior secured credit facility would increase pro forma interest expense by approximately $1.8 million for the year ended December 31, 2012.

L.	Reflects the increase in interest expense and the amortization of the associated discount and deferred issuance costs related to the incremental senior secured credit facility financings in January, June and July of 2013, and, to the extent the New Secured Credit Facilities are not entered into prior to the closing of the Transactions, incremental facilities in December 2013 which raised the total principal balance outstanding by $1.3 billion and increased deferred issuance costs by $10.2 million. An increase of 0.25% per annum related to the interest rate on the incremental senior secured credit facilities would increase pro forma interest expense by approximately $2.7 million for the year ended December 31, 2012.

M.	Apart from the increase in interest expense at an estimated interest rate of 3.71% on the associated servicing advance credit facility, no other adjustments have been made for direct revenue and expense of the BANA MSR Asset Acquisition or the MSRs purchased as part of the Transactions, as historical information required to calculate these adjustments is not available. The rate of 3.71% is based on the Company’s existing servicing advance facility.

N.	This adjustment reflects the pro forma impact for depreciation and amortization of acquired premises and equipment and intangible assets. The largest portion of the adjustment relates to the amortization of capitalized software, which is being amortized over a useful life of 3.0 years.

O.	This adjustment reflects the increased interest expense associated with the notes offering at an outstanding principal amount of $500 million and an estimated annual interest rate, including amortization of deferred issuance costs, offset by a decrease in interest expense associated with the pay down of existing indebtedness under the Existing Secured Credit Agreement.

P.	Reflects the interest expense savings associated with the anticipated refinancing of the 2012 senior secured credit facility and incremental borrowings, with a replacement facility of $1.5 billion at an estimated rate decrease of 1%. The interest expense savings assume the refinancing occurred at January 1, 2012 and is offset by interest expense associated with amortizing original issue discount.

Q.	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 40%. The effective rate of the combined company could be significantly different depending on post-acquisition activities of the combined company. The ResCap December 2012 pro forma adjustment also considers the tax benefit generated by the loss before income taxes, as presented in the ResCap historical column.

R.	Pro forma basic earnings (loss) per common share has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.

S.	Reflects the increase in interest expense associated with $1.3 billion of secured borrowings at various times during the nine months ended September 30, 2013 and amortization of the associated discount and deferred issuance costs. An increase of 0.25% per annum related to the interest rate on the incremental senior secured credit facilities would increase pro forma interest expense by approximately $2.4 million for the nine months ended September 30, 2013.

T.	This adjustment reflects the increased interest expense associated with the notes offering at an outstanding principal amount of $500 million and an estimated annual interest rate, including amortization of deferred issuance costs, offset by a decrease in interest expense associated with the pay down of existing indebtedness under the senior secured credit facility with $490 million of the notes proceeds. An increase of 0.25% per annum related to the interest rate on the incremental senior secured credit facilities would increase pro forma interest expense by approximately $0.9 million for the nine months ended September 30, 2013.

U.

As discussed in Footnote H, total acquisition-related transaction costs estimated to be incurred by the Company are $6.2 million, of which $3.0 million had been incurred as of December 31, 2012 and $3.2 million were remaining to be incurred and were incurred during the nine months ended September 30, 2013. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Transaction costs incurred during the nine months ended September 30, 2013 of $3.2 million are reflected as a reduction to general and administrative expenses within the unaudited pro forma condensed combined statement of operations due to their non-recurring nature. Apart from the increase in depreciation expense as discussed in pro forma adjustment N, no other adjustments have been made for the direct revenue and expense of the ResCap acquisition for the period from January 1, 2013 through the acquisition date of January 31, 2013 as the historical information required to determine those amounts was unavailable. Apart from the reduction in general and administrative expenses discussed above associated with the BANA MSR Asset Acquisition, no other adjustments have been made for direct revenue and expense of the BANA MSR Asset Acquisition or the MSRs purchased as part of the Transactions, as the historical information required to determine those amounts was unavailable.

4. Pro Forma Earnings (Loss) Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted earnings (loss) per share (in thousands, except per share data):

	Nine Months Ended September 30, 2013
	Earnings	Shares	Per Share Amount
Earnings per basic share	$231,976	36,926	$6.28
Earnings per diluted share	231,976	37,634	6.16

	Year Ended December 31, 2012
	Loss	Shares	Per Share Amount
Loss per basic share	$(86,478)	36,719	$(2.36)
Loss per diluted share	(86,478)	36,719	(2.36)

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share are as follows (in thousands):

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Weighted-average shares outstanding, basic	36,926	30,397
Incremental weighted-average shares issued in equity offering(1)	—	5,580
Incremental weighted-average shares issued to the sellers of RMS(1)	—	742

Total	36,926	36,719

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
Weighted-average shares outstanding, diluted	37,634	30,397
Incremental weighted-average shares issued in equity offering(1)	—	5,580
Incremental weighted-average shares issued to the sellers of RMS(1)	—	742

Total	37,634	36,719

(1)	Represents the incremental weighted-average number of shares that have not already been included in the weighted-average basic and diluted shares number above.

Potentially dilutive securities consisting of stock options and shares issuable upon conversion of convertible senior subordinated notes were excluded from the per share calculation above for the year ended December 31, 2012. During periods of net loss, no effect is given to potentially dilutive securities as their inclusion would be antidilutive. The convertible senior subordinated notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.